SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

TIB FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)

Edward V. Lett
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

1	Set forth the amount on which the filing fee is calculated and state how it was determined:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY SOLICITATION AND VOTING
ELECTION OF DIRECTORS
MANAGEMENT
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
PRINCIPAL SHAREHOLDERS
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
FILINGS UNDER SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
SHAREHOLDER PROPOSALS
OTHER MATTERS
ANNUAL REPORT

TIB FINANCIAL CORP.

April 17, 2002

TO THE SHAREHOLDERS OF
TIB FINANCIAL CORP.

     You are cordially invited to attend the 2002 Annual Meeting of Shareholders of TIB Financial Corp. which will be held at Cheeca Lodge, MM 82, Islamorada, Florida on Tuesday, May 28, 2002 beginning at 3:00 p.m. The social hour begins at 2:00 p.m.

     At the 2002 Annual Meeting you will be asked to consider and vote upon the election of four directors to serve until the Annual Meeting of Shareholders in 2005 and one director to serve until the Annual Meeting of Shareholders in 2004, and also the ratification of the appointment of independent accountants. Shareholders also will consider and vote upon such other or further business as may properly come before the 2002 Annual Meeting and any adjournment or postponement thereof.

     We would appreciate you voting either by using the proxy card, or by telephone or by Internet. This will ensure that your preferences will be expressed on the matters that are being considered. If you are able to attend the meeting, you can revoke your proxy and vote in person. This action will ensure that your preferences will be expressed on the matters that are being considered.

     We want to thank you for your support during the past year. If you have any questions about the Proxy Statement, please do not hesitate to call us at (305) 451-4660, ext. 118.

Sincerely,

/s/ James R. Lawson, III

James R. Lawson, III Chairman of the Board

TIB FINANCIAL CORP.
the bank holding company for
TIB Bank of the Keys
P. O. Box 2808
Key Largo, FL 33037

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 28, 2002

To: The Shareholders of TIB Financial Corp.

     The Annual Meeting of Shareholders (the “Annual Meeting”) of TIB Financial Corp. (the “Company”) will be held at Cheeca Lodge, MM 82, Islamorada, Florida, on Tuesday, May 28, 2002, at 3:00 p.m. for the purpose of acting upon the following matters:

1.	To elect four members to the Board of Directors to serve three-year terms expiring in 2005 and one director to serve a two-year term expiring in 2004 (Proposal 1).

2.	To ratify the appointment of BDO Seidman, LLP as independent certified public accountants for the Company for the fiscal year ending December 31, 2002 (Proposal 2).

3.	To consider such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors has set March 29, 2002, as the record date for the Annual Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS AS MORE PARTICULARLY DESCRIBED IN THE ATTACHED PROXY STATEMENT.

YOUR VOTE IS IMPORTANT. EACH SHARE OWNER IS URGED TO VOTE PROMPTLY BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD, USING THE TELEPHONE VOTING SYSTEM, OR ACCESSING THE WORLD WIDE WEB SITE INDICATED ON YOUR PROXY CARD TO VOTE BY THE INTERNET. IF A SHARE OWNER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

By Order of the Board of Directors

/s/ James R. Lawson, III

April 17, 2002	James R. Lawson, III, Chairman

TIB Financial Corp.
the bank holding company for
TIB Bank of the Keys

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 28, 2002

PROXY SOLICITATION AND VOTING

General

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Proxies from the shareholders of TIB Financial Corp. (the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”).

     The enclosed Proxy is for use at the Annual Meeting if a shareholder is unable to attend the Annual Meeting in person or wishes to have the holder’s shares voted by Proxy, even if the holder attends the Annual Meeting. Any Proxy may be revoked by the person giving it at any time before its exercise, by notice to the Secretary of the Company, by submitting a Proxy having a later date, or by such person appearing at the Annual Meeting and electing to vote in person. All properly executed written proxies and all properly completed proxies voted by telephone or by the Internet and delivered pursuant to this solicitation (and not revoked later) will be voted at the Annual Meeting in accordance with the directions given in the Proxy. If a Proxy is signed and no specification is made, the shares represented by the Proxy will be voted in favor of each of the Proposals described below and in accordance with the best judgment of the persons exercising the Proxy with respect to any other matters properly presented for action at the Annual Meeting.

     This Proxy Statement and the enclosed Proxy are being mailed to, the Company’s shareholders on or about April 26, 2002.

     The Company is a bank holding company and also a financial holding company under the Federal banking laws and was organized in February 1996 under the laws of the State of Florida. The Company’s subsidiaries consist of TIB Bank of the Keys (the “Bank”) (which commenced its commercial banking operations in Islamorada, Florida in 1974), TIB Software and Services, Inc. (which was formed in 1997), and Keys Insurance Agency, Inc. (which was formed in October 2000).

Record Date and Outstanding Shares

     The Board of Directors has set March 29, 2002, as the record date for the Annual Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 3,976,900 shares of common stock of the Company issued and outstanding.

Quorum and Voting Rights

     A quorum for the Annual Meeting consists of the holders of the majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting, present in person or represented by Proxy.

     Each share of common stock of the Company is entitled to one vote on each matter to come before the Annual Meeting. All matters to be voted on at the Annual Meeting require the affirmative vote of a majority of the shares of the common stock of the Company present in person or represented by Proxy.

Solicitation of Proxies

     In addition to this solicitation by mail, the officers and employees of the Company and the Bank, without additional compensation, may solicit Proxies in favor of the Proposals, if deemed necessary, by personal contact, letter, telephone or other means of communication. Brokers, nominees and other custodians and fiduciaries will be requested to forward Proxy solicitation material to the beneficial owners of the shares of common stock of the Company where appropriate, and the Company will reimburse them for their reasonable expenses incurred in connection with such transmittals. The costs of solicitation of Proxies for the Annual Meeting will be borne by the Company.

ELECTION OF DIRECTORS
(Proposal 1)

Information About the Board of Directors and Their Committees

     The members of the Board of Directors of the Company are elected by the shareholders. The directorships of the Company are divided into three classes, with the members of each class serving three-year terms and, as a general rule, the shareholders of the Company elect one class annually. Following the Annual Meeting, the Board of Directors of the Company will consist of 10 members, each of whom will serve as a director of the Bank. The members of the Board of Directors of the Bank are elected annually by the Company, acting as the sole shareholder of the Bank.

     The Board of Directors has nominated four persons for election as directors of the Company to serve three-year terms which will expire at the 2005 Annual Meeting of Shareholders and one person to serve a two-year term that will expire at the 2004 Annual Meeting of Shareholders. The directors serve until their successors are elected and qualified. The terms of the other five incumbent directors will continue as indicated below. All the nominees are presently directors of the Company.

     It is intended that each Proxy solicited on behalf of the Board of Directors will be voted only for the election of the designated nominees. At this time, the Board of Directors knows of no reason why a nominee might be unable to serve, but if that should occur before the Annual Meeting, it is intended that the Proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTORS OF EACH OF THE NOMINEES NAMED BELOW.

     The following sets forth the name, age and principal occupation of the nominees for election as directors:

Nominees for Three-Year Terms Expiring in 2005

Name	Age	Principal Occupation

Edward V. Lett	56	Edward V. Lett has been the President and Chief Executive Officer of the Bank since January 6, 1996, and has served as a director of the Bank since 1992 and of the Company since its inception in 1996. Prior to becoming President, Mr. Lett served as Executive Vice President and Chief Operating Officer of the Bank since joining the Bank in November, 1991. Prior to joining the Bank, Mr. Lett had served as Executive Vice President and Chief Operating Officer of American National Bank of Florida. Mr. Lett has been the President and Chief Executive Officer of the Company since its inception.

Derek D. Martin-Vegue	55	Derek D. Martin-Vegue has been the President of Keys Insurance Agency, Inc. since its organization as a subsidiary of the Company on October 31, 2000 and its purchase of the assets of Keys Insurance Agency of Monroe County, Inc., which was owned and operated by Mr. Martin-Vegue. Mr. Martin-Vegue has served on the Bank’s Board since 1995 and the Company’s Board since its inception in 1996.

Joseph H. Roth, Jr.	55	Joseph H. Roth, Jr., C.H.A. is the owner of Barefoot Investments, a Florida Real Estate Brokerage Company. He is a partner in the Holiday Isle Beach Resorts group of four hotels in the Upper Keys. Mr. Roth is a founding partner in Little Palm Island Resort. He is a partner in the Ocean Key House Resort in Key West, Grove Isle Hotel and Marina in Coconut Grove, LaPlaya Beach and Golf Resort in Naples, and Dolphin Marina in the Keys. Mr. Roth serves on the board of directors of Noble House Resorts and Hotels, and on the board of the Hospitality Industries Association, The President’s Council on Tourism, and the American Cancer Society’s Board. Mr. Roth has served on the Bank’s Board since 1983 and the Company’s Board since its inception in 1996.

Name	Age	Principal Occupation

Robert A. Zolten, M.D.	63	Robert A. Zolten, M.D. has practiced Internal Medicine and Gastroenterology in Miami-Dade County for 30 years. He has lived and practiced in Homestead since 1989. He was Chief of Staff at Homestead Hospital and a member of the Hospital Medical Executive Committee from 1989 to 2001. Dr. Zolten is President of the Seminole Theatre Group, which is rebuilding the Seminole Theatre in Historic Downtown Homestead. He is a member of the Board of the American Cancer Society, South Dade Unit. Dr. Zolten was elected to the Board of Directors of the Company and the Bank in 2001.

Nominee for Two-Year Term Expiring in 2004

Thomas J. Longe	39	Thomas J. Longe is President and Chief Operating Officer of the Trianon Companies, Naples, Florida. Trianon develops, owns and manages hotel and commercial properties for its own portfolio as well as residential properties for resale. The majority of these properties are in Southwest Florida. Mr. Longe is also a Director and Vice President of The Learning Connection, Inc., a non-profit organization that provides educational assistance to children and adults, and a partner in The Longe Company, an economic/management consulting and private investment company. Mr. Longe was elected to the Board of Directors of the Company and the Bank in 2001.

Name	Age	Principal Occupation

Incumbent Directors Whose Terms Expire in 2003

Gretchen K. Holland	60	Gretchen K. Holland is the co-owner and President of Coral Reef Title Company. She currently is a board member of the Florida Key Electric Co-operative and is the Past President of the Key Largo Chamber of Commerce. She has lived and worked in the Keys for the past 28 years. Ms. Holland was elected to the Board of Directors of the Company and the Bank in 1998.

Marvin F. Schindler	59	Marvin F. Schindler is the owner and operator of Florida Keys Truss, Inc. Mr. Schindler is retired from the U.S. Army. Mr. Schindler was elected to the Board of Directors of the Company and the Bank in 1997.

Millard J. Younkers, Jr.	59	Millard J. Younkers, Jr. is an Executive Vice President of the Bank and President Southwest Florida Region. Mr. Younkers has been employed by the Bank since September of 1996. From 1993 until joining the Bank, he was an officer of Northern Trust Bank of Florida, Naples, Florida. Prior to 1993, Mr. Younkers served as Executive Vice President of the First National Bank of Toms River, N.J. Mr. Younkers was elected to the Board of Directors of the Company and the Bank in 2000.

Incumbent Directors Whose Terms Expire in 2004

Armando J. Henriquez	67	Armando J. Henriquez has served as Vice President of Client Relations of Fringe Benefits Management Company from September of 1993 until his retirement on May 31, 2002. Dr. Henriquez served as a consultant to the Florida Association of School Superintendents from January of 1993 until joining Fringe Benefits Management Company. Dr. Henriquez served as Superintendent of Schools of Monroe County, Florida, from January, 1969 to December, 1992. Dr. Henriquez has served on the Bank’s Board since 1993 and the Company’s Board since its inception in 1996.

James R. Lawson, III	67	James R. Lawson is now retired. He was the owner of the Key Largo Shopper, a grocery store in Key Largo, prior to its sale in 1992. Mr. Lawson has served on the Bank’s Board since 1979 and the Company’s Board since its inception in 1996.

Meetings of the Board of Directors

     The Board of Directors of the Company held 11 meetings during the 2001 fiscal year. Each director of the Company attended at least 75% of the board meetings and committee meetings of which such director was a member. The Board of Directors of the Bank had 11 meetings during the 2001 fiscal year. Each director of the Bank attended at least 75% of the total number of board meetings of the Bank.

     The Bank’s Board of Directors maintains Asset/Liability, Audit, Executive Loan, Investment, Compensation, Strategic Planning, Budget, Acquisition, Nominating and Scholarship Committees.

     The Bank’s Asset/Liability Committee provides management with guidelines for the generation and deployment of funds that will assist in the attainment of the objective of maximizing net interest income within the constraints of optimum earning asset mix, capital adequacy and liability. The Asset/Liability Committee is currently composed of Messrs. Lawson, Longe, Martin-Vegue, Schindler and Younkers.

     The Bank’s Board of Directors at its monthly meeting reviews credits over $100,000, with attention given to such matters as categories of borrowers and concentrations in particular types of loans. Also reviewed on a monthly basis are all loan delinquencies with special attention to non-accrual and other real estate owned loans. Lending policies are reviewed and approved by the Board on an annual basis. The Bank’s Executive Loan Committee considers loan requests in excess of $1 million and reviews reports relating to and considers all loans or extensions of credit proposed for any of the Bank’s directors or executive officers. The Executive Loan Committee is currently composed of all directors on a rotating basis and several Bank senior loan officers.

     The Bank’s Investment Committee reviews the Bank’s investment policies, the composition of the Bank’s investment portfolio, information relating to the investment activities and portfolio of the Bank and the consistency of the portfolio with the Bank’s asset/liability and liquidity policies, with particular attention given to such matters as categories of investments and concentrations, and investment portfolio audit reports, and comments on current investments. The Investment Committee is currently composed of Messrs. Lawson, Longe, Martin-Vegue, Schindler and Younkers.

     The Compensation Committee reviews the performance of the Bank’s President and Chief Executive Officer and his review of senior officers. The Compensation Committee makes recommendations to the Board of Directors on compensation levels for Bank officers. The Compensation Committee is currently composed of Messrs. Henriquez, Lawson, Lett, and Schindler.

     For information regarding the Bank’s Audit Committee, see “Audit Committee Report.”

MANAGEMENT

Executive Officers

     The following lists the executive officers of the Company and certain officers of the Bank, all positions held by them with the Company and the Bank and the periods during which such positions have been held, a brief account of their business experience during the past five years and certain other information including their ages. All officers of both the Company and the Bank are appointed annually at the meetings of the respective Boards of Directors following their election to serve until the annual meeting in the subsequent year and until successors are chosen. Information concerning directorships, committee assignments, minor positions and peripheral business interests has not been included.

Name	Information About Executive Officers

Edward V. Lett	See the table above under “Directors.”

David P. Johnson	Mr. Johnson, age 46, is Executive Vice President and Chief Financial Officer of the Bank since March 2002. From July 1999 to March 2002, he was Senior Vice President and Chief Financial Officer. From 1996 through July 1999, Mr. Johnson was Vice President, Controller and Investment Officer of the Bank. Prior to January 1996, Mr. Johnson served as Assistant Vice President, Controller and Investment Officer of the Bank.

Millard J. Younkers, Jr.	See the table above under “Directors.”

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

     The following report reflects the Company’s compensation policy as endorsed by the Board of Directors and the Compensation Committee.

Compensation Committee Report

     During 2001, the Compensation Committee of the Board of Directors was composed of four of the current members, three of whom are not officers or employees of the Company or the Bank. The Chairman of the Board designates the chairman of this Committee, and the Committee chairman then selects the members of the Committee.

Compensation Policy

     The Company’s compensation policy is designed to make changes in total compensation with changes in the value created for the Company’s shareholders. The Compensation Committee believes that compensation of executive officers and others should be a result of the Company’s operating performance and should be designed to aid the Company in attracting and retaining high-performing executives.

     The objectives of the Compensation Committee’s compensation strategy are to establish incentives for certain executives and others to achieve and maintain short-term and long-term operating performance goals for the Company, and to provide compensation that recognizes individual contributions as well as overall business results. At the Company, executive officer compensation comprises three areas: base salary, cash based short-term annual incentives, and long-term stock incentives.

     In establishing executive officer salaries and increases, the Compensation Committee considers individual annual performance in the areas of customer service, morale, completed projects, team work and communication, and the relationship of total compensation to the salary market of similarly situated institutions. The decision to increase base pay is determined by the Compensation Committee using performance results measured annually. The Company’s general approach to executive compensation is to provide market competitive base salary, and to reward performance through cash bonuses consistent with individual contributions to the Company’s financial performance.

Chief Executive Officer Compensation

     During the first quarter of each year, the Compensation Committee reviews the compensation paid to the Chief Executive Officer of the Bank. Final approval of Chief Executive Officer compensation is made by the Board of Directors. Changes in base salary and the awarding of cash and stock incentives are based on the Company’s profitability, growth and loan quality. The Compensation Committee also considers the Chief Executive Officer’s abilities in the areas of leadership and morale, community involvement and communication. Also, utilizing published surveys, databases and other means, the Compensation Committee surveyed the total compensation of chief executive officers of comparable-sized financial institutions located from across the nation as well as locally.

     After reviewing the appropriate data, the annual salary for Edward V. Lett, President and Chief Executive Officer of the Company and the Bank, was increased by $25,000 to $200,000 for 2001, based on specific accomplishments and the overall financial performance of the Company. Mr. Lett was awarded a cash bonus award of $3,500.

Summary

     In summary, the Compensation Committee believes that the Company’s compensation program is reasonable and competitive with compensation paid by other financial institutions similarly situated. The program is designed to reward strong performance.

Dr. Armando J. Henriquez James R. Lawson, III Edward V. Lett Marvin F. Schindler

Compensation Committee Interlock and Insider Participation

     Mr. Lett served as a member of the Compensation Committee in 2001. Mr. Lett is not present for any discussion or decisions that relate to his compensation with the Bank. Mr. Lett is also the President and Chief Executive Officer of the Bank.

Executive Compensation

     The Company does not compensate any of its directors or executive officers separately from the compensation they receive from the Bank. The following sets forth certain compensation information for the Bank’s executive officers whose total compensation exceeded $100,000 during 2001.

Summary Compensation Table

					Long Term
					Compensation
		Annual Compensation			Awards

				Other Annual	Securities	All Other
Name and Principal	Fiscal			Compensation	Underlying	Compensation
Position	Year	Salary ($)	Bonus ($)	($)(1)	Options (#)	($)(2)

Edward V. Lett	2001	$200,000	$3,500	$10,000	-0-	2,148
President and Chief	2000	175,000	57,750	10,000	-0-	1,000
Executive Officer	1999	160,000	97,520	10,000	-0-	1,000

Millard J. Younkers, Jr.	2001	$150,000	$3,500	$10,000	-0-	2,063
Executive Vice President	2000	132,000	26,000	10,000	-0-	1,000
and President, Southwest	1999	120,000	24,000	2,500	-0-	1,000
Florida Region

(1)	Includes retainer for attending Board of Directors meetings paid to Mr. Lett and Mr. Younkers. Compensation does not include any other perquisites and other personal benefits which may be derived from business-related expenditures that in the aggregate do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such person.

(2)	The reported amount consists of matching contributions to the Bank’s Employee Stock Ownership Plan with 401(k) provisions of $1,000 and $1,148 for officer supplemental life insurance for Mr. Lett and $1,063 for officer supplemental life insurance for Mr. Younkers.

     The following table sets forth information with respect to the above named executives concerning stock options exercised in the last fiscal year and the number and value of unexercised options held as of December 31, 2001.

Aggregate Option Exercises in 2001
and December 31, 2001 Option Values

			Number of Securities		Value of
			Underlying Unexercised		Unexercised In-the-Money
			Options at 12/31/01		Options at 12/31/01 (1)

Shares
	Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Edward V. Lett	-0-	-0-	65,700	48,300	$327,076	$177,121

Millard J. Younkers, Jr.	-0-	-0-	17,500	22,500	$21,750	$21,750

(1)	Market value of underlying shares at exercise or year-end, minus the exercise price.

Salary Continuation Agreements

     The Bank has entered into a Salary Continuation Plan with its executive officers. The plan is a nonqualified deferred compensation arrangement that is designed to provide supplemental retirement income benefits to participants. Upon termination of employment on or after normal retirement at age 65, the participant will receive a monthly retirement income benefit equal to 40% of the highest annual base salary in the three years immediately preceding termination of employment. The participant will vest 100% in the benefit accrual balance at the earlier of the normal retirement age or ten years from the plan effective date. Upon termination of employment prior to the normal retirement age, the participant will receive the vested portion of the accrual balance, plus interest at 9.0% from termination of employment to commencement of payments. If employment is terminated due to death or permanent disability prior to normal retirement age the participant, or beneficiary in the event of death, will receive the full accrual balance for the year ending immediately prior to termination of employment. If the participant is actively employed by the Bank at the time of a change of control, the participant will receive a full retirement benefit based on a re-projection of what the normal retirement benefit would have been. The re-projected benefit will be 40% of the highest base salary in the three years then remaining until normal retirement. If the participant dies after the commencement of benefits but before all benefits are paid, the participant’s beneficiary will receive the remaining benefits at the same time and in the same amounts that would have been paid to the participant had the participant survived. If the participant is entitled to benefit payments under the plan but dies prior to the commencement of payments, the participant’s beneficiary will receive the benefits commencing on the first day of the month following the participant’s death.

     Based upon current salary levels, with no assumed increases, the annual normal retirement benefit at commencement would be as follows:

		Annual Retirement
		Benefit at
	Commencement Date	Commencement

Edward V. Lett	11/24/10	$80,000
Millard Younkers	7/20/08	60,000

     In connection with the plan, the Bank has purchased single premium life insurance on the participants in order to finance the plan expenses and to also provide a split dollar life insurance benefit. Under the split dollar arrangement, the insured participant may name the beneficiary of an amount of life insurance equal to 60% of the policy death benefit in excess of the policy’s cash value at the time of the participant’s death. If the participant remains in the employment of the Bank until normal retirement age of 65 or if the participant terminates employment following a change of control, the policy (or an equivalent replacement) and the split dollar arrangement will remain in place for the remainder of the participant’s life unless terminated by mutual agreement of the participant and the Bank. If the participant terminates employment (other than following a change of control) prior to the normal retirement age, the split dollar arrangement terminates and the participant will have no further interest in the life insurance policy. The cash values of these polices are carried as an asset on the Company’s financial statements. Information relative to these policies is shown below:

	Insurance		Officer
	policy	Cash value at	survivor's	Imputed income of
	premium	Cash value at	benefit at	insurance coverage
	paid by	December 31,	December 31,	included in officer's
	Bank	2001	2001	2001 taxable wages

Edward V. Lett	$1,170,000	$1,233,781	$814,225	$1,148
Millard Younkers	1,095,000	1,154,632	733,410	1,063

Employment Agreements

     The Bank and Edward V. Lett, the President and Chief Executive Officer of the Company and the Bank, are parties to an Executive Employment Agreement (the “Agreement”). Under the Agreement, Mr. Lett receives a base annual salary of $200,000 per year. The Bank may increase Mr. Lett’s salary annually based on Mr. Lett’s performance. The Agreement provides that Mr. Lett will be employed by the Bank on an “at-will” basis, unless and until there is a change of ownership control of the Bank. The Agreement provides that in the event there is a change of ownership control of the Bank, Mr. Lett will no longer be an at-will employee and the Agreement will become an employment agreement for a term of 24 months on the effective date of the change in ownership control. Under the Agreement, change of ownership control means the acquisition by a person or other legal entity (or person acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934) of 51 % or more of the voting securities of the Bank or any lesser percentage if the Board of Directors of the Bank, the Federal Deposit Insurance Corporation or the Federal Reserve System makes a determination that such acquisition constitutes or will constitute control of the Bank. Mr. Lett’s salary cannot be reduced for any reason during this 24 month term, unless the Agreement is terminated due to death or incapacity of Mr. Lett or for “cause”. The Agreement further provides that Mr. Lett will be entitled to a credit for all years of service with the Bank (i.e., all years prior to the change in ownership control, plus the greater of 24 months or the actual period of employment after the change in ownership control) in determining eligibility for and benefits from any and all retirement, disability, profit-sharing and other employee benefit programs offered by the Bank. Millard J. Younkers, Jr. is a party to an employment agreement with the Bank. The terms, conditions and benefits under this agreement is the same as described above except that Mr. Younkers’ base salary per year is $150,000.

Compensation to Directors

     All of the members of the Board of Directors of the Bank who are not Bank employees receive a quarterly retainer of $2,500 and $600 for attending each of 11 regular board meetings, for a total of up to $16,600 annually. Directors who are officers of the Bank receive the quarterly retainer only. No additional fees are currently paid for services as director of the Company. The Bank maintains a fee deferral plan for directors of the Bank who elect to participate. The plan is a nonqualified deferred compensation arrangement that is designed to provide supplemental retirement income benefits to participants. The participant may defer some or all of the annual retainer into the plan. During the period prior to termination of service as a director, the balance in the participant’s deferral account will grow at a rate equal to the lesser of the Bank’s annual return on equity or 12.5%. At various triggering events, the Bank will pay benefits to the participant in cash from the general assets of the Bank based on the value of the deferral account at that time. The total fee deferred in 2001 by the six directors participating in the plan was $50,000.

     The Bank has purchased single premium life insurance under a split dollar arrangement in order to finance the deferred fee plan expenses and to also provide a death benefit to each director’s beneficiary. The life insurance policy on the director’s life is paid for and owned by the Bank. Under the split dollar arrangement, the insured director is able to name the beneficiary of an amount of life insurance equal to $10,000 for each year of service as a director of the Bank. If the participant remains a director of the Bank until the earliest of ten years of service as a director, age 70, or the date of a change of control, the policy and the split dollar arrangement will remain in place for the remainder of the director’s life unless terminated by mutual agreement of the director and the Bank. If the director terminates employment prior to attaining ten years of service, attaining age 70, or a change of control, the split dollar arrangement will terminate and the director will have no further interest in the life insurance policy. The Bank may or may not keep the policy in force at its sole discretion. During service as a director of the Bank, the Bank will annually pay to the director an amount necessary to pay the federal and state income taxes attributable to the imputed income arising from the split dollar arrangement. If the director remains a director until the earliest of ten years of service, age 70, or the date of a change of control, the Bank will continue the tax reimbursement until the director’s death. The cash values of these policies are carried as an asset on the Company’s financial statements.

     Each non-executive officer member of the Board of Directors also has received a grant of an option to purchase 35,786 shares of the Company’s common stock (30,000 in the case of Mr. Martin-Vegue, 10,786 in the case of Ms. Holland and Mr. Schindler, and 5,000 in the case of Messrs. Longe and Zolten). The options were issued at an exercise price equal to the fair market value of the Common Stock on the date of grant. Board meetings of the Company, when called, are held in conjunction with Board meetings of the Bank. No additional compensation is paid to the directors of the Company.

PRINCIPAL SHAREHOLDERS

     The following tables set forth certain information regarding the shares of the common stock of the Company owned as of the record date (i) by each person who beneficially owns more than 5% of the shares of the common stock of the Company, (ii) by each of the Company’s directors, and (iii) by all directors and executive officers as a group.

	Beneficial Ownership(1)

Name	Number of Shares	Percentage Ownership(2)

5% Shareholders

James R. Lawson(3)(7)	277,030	6.5%
122 East Shore Drive
Key Largo, FL 33037

Edward V. Lett(3)(8)	251,325	5.9%
P. O. Box 2808
Key Largo, FL 33037

W. Kenneth Meeks(4)	376,120	8.8%
P.O. Box 209
Islamorada, FL 33036

Joseph H. Roth, Jr.(3)(11)	423,866	9.9%
87851 Old Highway
Islamorada, FL 33036

Directors

Dr. Armando J. Henriquez(5)	47,292	1.1%

Gretchen K. Holland(6)	16,260	* %

James R. Lawson(3)(7)	277,030	6.5%

Edward V. Lett(3)(8)	251,325	5.9%

Thomas J. Longe(9)	6,500	* %

Derek D. Martin-Vegue(10)	60,566	1.4%

Joseph H. Roth, Jr.(3)(11)	423,866	9.9%

Marvin F. Schindler(12)	15,786	* %

Millard J. Younkers, Jr.(13)	20,264	* %

Robert A. Zolten(14)	5,500	* %

All directors and executive officers as a group (11 persons)	607,602	14.2%

*	Percent share ownership is less than 1% of total shares outstanding.

(1)	Except as otherwise indicated, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Information relating to beneficial ownership of the shares is based upon “beneficial ownership” concepts set forth in the rules promulgated under the Securities and Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power” with respect to such security. A person may be deemed to be the “beneficial owner” of a security if that person also has the right to acquire beneficial ownership of such security within 60 days. Under the “beneficial ownership” rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. The information as to beneficial ownership has been furnished by the respective persons listed in the above table.

(2)	Based on 3,976,900 shares outstanding as of March 29, 2002 plus 310,516 shares not outstanding but which are subject to granted but unexercised options providing the holders thereof the right to acquire shares within 60 days through the exercise of said options.

(3)	Includes 177,188 shares of common stock of the Company over which Messrs. Lawson, Lett and Roth exercise voting rights as co-trustees under the Bank’s Employee Stock Ownership Plan with 401(k) provisions.

(4)	Includes (a) 78,186 shares as to which Mr. Meeks shares beneficial ownership with his spouse and (b) 16,049 shares held of record by Mr. Meeks’ spouse.

(5)	Includes (a) 14,106 shares as to which Mr. Henriquez shares beneficial ownership with his spouse, and (b) 24,686 shares representing unexercised options.

(6)	Includes 10,786 shares representing unexercised options.

(7)	Includes (a) 51,114 shares held of record by Mr. Lawson’s spouse, and (b) 23,786 shares representing unexercised options.

(8)	Includes (a) 75 shares held jointly with Sally D. Howard, (b) 7,162 shares fully vested in his individual ESOP account, and (c) 66,900 shares representing unexercised options.

(9)	Includes (a) 1,000 shares in the Patrick J. Longe Revocable Trust and (b) 5,000 shares representing unexercised options.

(10)	Includes 30,000 shares representing unexercised options.

(11)	Includes (a) 1,000 shares held of record by Mr. Roth’s spouse, (b) 15,000 shares as to which Mr. Roth shares beneficial ownership with his spouse, and (c) 5,786 shares representing unexercised options.

(12)	Includes 10,786 shares representing unexercised options.

(13)	Includes 1,757 fully vested shares in his individual ESOP account and 17,500 shares representing unexercised options.

(14)	Includes (a) 500 shares as to which Dr. Zolten shares beneficial ownership with his spouse, and (b) 5,000 shares representing unexercised options.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board is responsible for providing independent, objective oversight and review of the Company’s accounting functions and internal controls. The Audit Committee is comprised of independent directors, and is governed by a written charter adopted and approved by the Board of Directors. Each of the members of the Audit Committee is independent as defined by the Company policy.

     The responsibilities of the Audit Committee include recommending to the Board an accounting firm to serve as the Company’s independent accountants. The Audit Committee reviews the Company’s financial statements and internal accounting policies and controls; reviews with the independent accountants the scope of their engagement and all material matters relating to financial reporting and accounting procedures of the Bank; as members of the Board of Directors, reviews at regular meetings of the Board loan portfolio information, with particular attention given to classified loans, loans past due, non-performing loans and trends regarding the same; and reviews reports of examination by regulatory authorities. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with Company management, the Company internal audit personnel and the independent accountants regarding the following:

•	the plan for, and the independent accountants’ report on, each audit of the Company’s financial statements

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in the Company’s financial statements, and recent developments in accounting rules

     This year the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, the Audit Committee determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter.

     The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s annual report. The Committee took a number of steps in making this recommendation for 2001. First, the Audit Committee discussed with the Company’s independent auditors for those matters the auditors communicated to and discussed with the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed the auditor’s independence with the auditors and received a letter from the auditors regarding independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the Audit Committee of the auditor’s independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed, with Company management and the auditors, the Company’s audited consolidated balance sheets at December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each for the years in the three-year period ended December 31, 2001. Based on the discussions with the auditors concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company’s Annual Report on Form 10-K include these financial statements.

Audit Committee Gretchen Holland James R. Lawson, III Joseph H. Roth, Jr. Robert A. Zolten

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in cumulative shareholder return on the Company’s common stock (commencing June 18, 1997, which was the day the Company common stock started trading on the NASDAQ National Market) with the cumulative total return of the NASDAQ stock index and The Carson Medlin Company’s Independent Bank Index since June 18, 1997 (assuming a $100 investment on June 18, 1997 and reinvestment of all dividends).

FILINGS UNDER SECTION 16(A)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors, and persons who own more than 10% of the common stock of the Company, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely upon a review of forms furnished to the Company or written representations that no other reports were required, the Company believes that during the year ended December 31, 2001, all Section 16(a) filings applicable to its officers. directors and persons who own more than 10% of the common stock of the Company were complied with in a timely fashion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain of the executive officers and directors of the Company and the Bank and principal shareholders of the Company and affiliates of such persons have, from time to time, engaged in banking transactions with the Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by the Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectibility or present other unfavorable features. As of March 1, 2002, indebtedness to the Bank of executive officers and directors of the Company and the Bank and principal shareholders of the Company, including affiliates of such persons, amounted to $8,215,836 in the aggregate and unfunded loan commitments to these individuals was $1,411,043.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

(Proposal 2)

     The Board of Directors has appointed BDO Seidman, LLP as its independent certified public accountants for the fiscal year ending December 31, 2002, subject to ratification by the Company’s shareholders. A representative of the accounting firm is expected to be present at the Annual Meeting and will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from the shareholders.

Audit Fees

     For the year ended December 31, 2001, the Company incurred professional fees to its auditors, BDO Seidman, LLP, in the amount of $133,117. Fees for auditing services totaled $113,133, which included $19,133 reimbursement for out-of-pocket expenses. Fees for all other services totaled $19,984, which included $906 reimbursement for out-of-pocket expenses. The Company’s audit committee has considered whether the non-audit services provided by the Company’s auditors in connection with the year ended December 31, 2001 were compatible with the auditors’ independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

SHAREHOLDER PROPOSALS

     Any shareholder proposal intended for inclusion in the Company’s Proxy material for the 2003 Annual Meeting of Shareholders must be received at the principal offices of the Company not later than December 1, 2002.

OTHER MATTERS

     At the time of the preparation of this Proxy Statement, the Company was not aware of any matters to be presented for action at the Annual Meeting other than the Proposals referred to herein. If other matters are properly presented for action at the Annual Meeting, it is intended that the persons named as Proxies will vote or refrain from voting in accordance with their best judgment on such matters.

ANNUAL REPORT

     Copies of the 2001 Annual Report and Form 10-K of TIB Financial Corp. are being mailed to all shareholders together with this Proxy Statement. Additional copies of the Annual Report and the Company’s Form 10-K (including financial statements and financial statement schedules) for the year ended December 31, 2001 may be obtained without charge upon written request to Ms. Constance Miller, Secretary, TIB Financial Corp., P.O. Box 2808, Key Largo, Florida 33037-7808.

PROXY
TIB FINANCIAL CORP.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder hereby appoints A. J. Henriquez and Gretchen Holland, and each or any of them, with full power of substitution, as Proxies to represent and to vote, as designated on the reverse, all the shares of common stock of TIB Financial Corp. (the “Company”), held of record by the undersigned on March 29, 2002, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 28, 2002, or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL

(To be signed on the reverse side)

A	☒	Please mark your vote as in this example

PROPOSAL 1.
    ELECTION OF
    DIRECTORS

For all Nominees	Withhold Authority	Nominees:	For Three-Year Terms Expiring in 2005:
listed at right (except	to vote for all		Edward V. Lett
as marked to the	Nominees		Derek Martin-Vegue
contrary below)	(listed at right)		Joseph H. Roth, Jr.
Robert A. Zolten, M.D.
For, except vote withheld from the following nominee(s):			For Two-Year Term Expiring in 2004 Thomas J. Longe

PROPOSAL 2.	For	Against	Abstain
TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such of the matters as may properly come before the Annual Meeting.

This Proxy revokes all prior proxies with respect to the Annual Meeting and may be revoked prior to its exercise. Unless otherwise specified, this Proxy will be voted for all the Nominees proposed by the Board of Directors and for the ratification of the selection of independent certified public accountants and in the discretion of the persons named as Proxies on all other matters which may properly come before the Annual Meeting or any adjournments thereof.

IMPORTANT

PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

Signature	Signature if held jointly	DATED:

Note: Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

☐  Please mark here if you intend to attend the 2002 Annual Meeting of Shareholders.